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                         PIPER GLOBAL FUNDS INC.
                      EMERGING MARKETS GROWTH FUND
                     AMENDED PLAN OF DISTRIBUTION
                       EFFECTIVE FEBRUARY 18, 1997

     This Amended Plan of Distribution (the "Plan") is adopted pursuant to Rule 12b-1 (the "Rule") under the Investment Company Act of 1940 (as amended, the "1940 Act") by Piper Global Funds Inc., a Minnesota corporation (the "Company"), for and on behalf of its series the Emerging Markets Growth Fund (the "Fund"). The Fund may issue its shares in one or more classes (a "Class" or "Classes"), subject to the terms and conditions set forth herein.

1.  COMPENSATION

     Class A of the Fund is obligated to pay the principal distributor of the Fund's shares (the "Distributor") a total fee in connection with the servicing of shareholder accounts of such Class and in connection with distribution-related services provided in respect of such Class, calculated daily and payable quarterly, at an annual rate equal to .50% of the average daily net assets of such Class.

     A portion of such total fee will be payable as a Servicing Fee and a portion will be payable as a Distribution Fee, as determined from time to time by the Company's Board of Directors. Until further action by the Board of Directors, a portion of such total fee equal to .25% per annum of Class A's average daily net assets shall be designated and payable as a Servicing Fee and the remainder of such fee shall be designated as a Distribution Fee.

     Class B of the Fund is obligated to pay the Distributor a total fee in connection with the servicing of shareholder accounts of such Class and in connection with distribution-related services provided in respect of such Class, calculated daily and payable quarterly, at the annual rate of 1.00% of the value of the average daily net assets of such Class. A portion of such total fee will be payable as a Servicing Fee and a portion will be payable as a Distribution Fee, as determined from time to time by the Company's Board of Directors. Until further action by the Board of Directors, a portion of such total fee equal to
 .25% per annum of Class B's average daily net assets shall be designated and payable as a Servicing Fee and the remainder of such fee shall be designated as a Distribution Fee.

2.  EXPENSES COVERED BY THE PLAN

     (a) The Servicing Fee may be used by the Distributor to cover all expenses incurred by the Distributor in connection with the ongoing servicing and/or maintenance of shareholder accounts with the Fund. Such expenses include, but are not limited to, an allocation of the Distributor's overhead and payments made to persons, including employees of the Distributor, and institutions who respond to inquiries of shareholders of the Fund regarding their ownership of shares or their accounts with the Fund or who provide other administrative services not otherwise required to be provided by the Fund's investment adviser, transfer agent or other agents of the Fund.

     (b) The Distribution Fee may be used by the Distributor to provide initial and ongoing sales compensation to its investment executives and to other broker-dealers in respect of sales of Fund shares and to pay for other advertising and promotional expenses in connection with the distribution of Fund shares. These advertising and promotional expenses include, by way of example but not by way of limitation, costs of printing and mailing prospectuses, statements of additional information and shareholder reports to prospective investors; preparation and distribution of sales literature; advertising of any type; an allocation of overhead and other expenses of the Distributor related to the distribution of Fund shares; interest expenses incurred in connection with financing the distribution of Class B shares; and payments to, and expenses of, officers, employees or representatives of the Distributor, of other broker-dealers, banks or other financial institutions, and of any other persons who provide support services in connection with the distribution of Fund shares, including travel, entertainment, and telephone expenses.




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     (c) Payments under the Plan are not tied exclusively to the expenses for shareholder servicing and distribution related activities actually incurred by the Distributor, so that such payments may exceed expenses actually incurred by the Distributor. The Company's Board of Directors will evaluate the appropriateness of the Plan and its payment terms on a continuing basis and in doing so will consider all relevant factors, including expenses borne by the Distributor and amounts it receives under the Plan.

3.  ADDITIONAL PAYMENTS BY ADVISER AND THE DISTRIBUTOR

     The Company's investment adviser and the Distributor may, at their option and in their sole discretion, make payments from their own resources to cover the costs of additional distribution and shareholder servicing activities.

4.  APPROVAL BY DIRECTORS

     Neither the Plan nor any related agreements will take effect until approved by a majority vote of both (a) the full Board of Directors of the Company and
(b) those Directors who are not interested persons of the Company and who have no direct or indirect financial interest in the operation of the Plan or in any agreements related to it (the "Independent Directors"), cast in person at a meeting called for the purpose of voting on the Plan and the related agreements.

5.  CONTINUANCE OF THE PLAN

     The Plan will continue in effect from year to year so long as its continuance is specifically approved annually by vote of the Company's Board of Directors in the manner described in Section 4 above.

6.  TERMINATION

     The Plan may be terminated at any time with respect to the Fund, or any Class thereof, without penalty, by vote of a majority of the Independent Directors or by a vote of a majority of the outstanding voting securities of the Fund or such Class.

7.  AMENDMENTS

     The Plan may not be amended to increase materially the amount of the fees payable pursuant to the Plan by either Class, as described in Section 1 above, unless the amendment is approved by a vote of at least a majority of the outstanding voting securities of that Class (and, if the other Class is affected, such Class), and all material amendments to the Plan must also be approved by the Company's Board of Directors in the manner described in Section 4 above.

8.  SELECTION OF CERTAIN DIRECTORS

     While the Plan is in effect, the selection and nomination of the Company's Directors who are not interested persons of the Company will be committed to the discretion of the Directors then in office who are not interested persons of the Company.

9.  WRITTEN REPORTS

     In each year during which the Plan remains in effect, the Distributor and any person authorized to direct the disposition of monies paid or payable by the Company pursuant to the Plan or any related agreement will prepare and furnish to the Company's Board of Directors, and the Board will review, at least quarterly, written reports, complying with the requirements of the Rule, which

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set out the amounts expended under the Plan, on a Class by Class basis if applicable, and the purposes for which those expenditures were made.

10.  PRESERVATION OF MATERIALS

     The Company will preserve copies of the Plan, any agreement relating to the Plan and any report made pursuant to Section 10 above, for a period of not less than six years (the first two years in an easily accessible place) from the date of the Plan, agreement or report.

11.  MEANING OF CERTAIN TERMS

     As used in the Plan, the terms "interested person" and "majority of the outstanding voting securities" will be deemed to have the same meaning that those terms have under the 1940 Act and the rules and regulations under the 1940 Act, subject to any exemption that may be granted to the Company under the 1940 Act by the Securities and Exchange Commission.





























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